SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K/A
(Amendment No. 1)
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 333-191063

Date of Report: May 24, 2016

WINHA INTERNATIONAL GROUP LIMITED

Nevada	47-2450462
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

3rd Floor, No. 19 Changyi Road, Changmingshui Village Wuguishan Town, Zhongshan City, P.R. China	528458
(Address of principal executive offices)	(Zip Code)

86-760-8896-3655
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Amendment No. 1

This amendment is being filed in order to include the pro forma financial statements.

Item 2.01	Completion of Disposition of Assets.

In May 2015, C&V International Holding Company, Ltd. ("C&V"), a wholly-owned subsidiary of Winha International Group Limited (the "Registrant"), organized as its subsidiary, under Australian law, Australia Winha Multimedia Commerce and Trade Co., Ltd. ("Australian Winha"). In February 2016 the Registrant acquired  Sanmei International Investment Co., Ltd. ("Sanmei"), a shell company organized under Anguillan law. In March 2015 the Registrant contributed to Sanmei all of its ownership interest in C&V. In March 2015 C&V distributed, for no consideration, 40% of the capital stock of Australian Winha:  7% was transferred to Zhuowei Zhong (Chairman of our operating subsidiary, Zhongshan Winha); 5% was transferred to Xinxi Zhong (daughter of Zhuowei Zhong); 4% was transferred to Zhifei Huang (CEO of Zhongshan Winha), 3% was transferred to Chung Yan Winnie Lam (the Registrant's CEO), 1% was transferred to each of eleven of Zhongshan Winha's suppliers; the remaining 10% was transferred to two unaffiliated entities.

Pursuant to a contract made in March, 2016, on May 24, 2016 C&V distributed to Sanmei its 60% ownership of Australian Winha. Subsequently, Sanmei contributed to the capital of Australian Winha all of the outstanding capital stock of C&V. Because C&V, through two subsidiaries, owns all of the equity in our operating company, Zhongshan Winha, the result of these transactions was to reduce the Registrant's interest in its operating company, Zhongshan Winha, by 40%, as the Registrant's corporate structure is now:

The reduction in the Registrant's equity interest in its operating company will result in the Registrant recognizing a transaction loss of approximately $21.8 million during the year ended March 31, 2016.

The purpose of the reorganization is to facilitate a public offering of the capital stock of Australian Winha in Australia. The successful completion of an offering in Australia will further dilute the Registrant's ownership of Australian Winha.

Item 9.01                          Financial Statements and Exhibits

Financial Statements

Pro forma financial statements of Winha International Group Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 15, 2016	Winha International Group Limited
By: /s/ Chung Yan Winnie Lam
Chung Yan Winnie Lam, President